CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is hereby entered into as of December 31, 2024 (the “Effective Date”), by and between FIRST CITIZENS COMMUNITY BANK  (the “Bank”), CITIZENS FINANCIAL SERVICES, INC. (the “Company”), the holding company of the Bank, as guarantor, and David Z. Richards, Jr. (“Executive”).
WHEREAS, the Board of Directors of the Bank has determined that it is in the best interests of the Bank and the Company (i) to recognize the importance of Executive to the Bank’s operations, and (ii) in the event of a Change in Control (as defined in Section 4), to encourage Executive’s full attention and dedication to the Company and the Bank and to protect Executive’s position with the Bank for the period provided for in this Agreement; and
WHEREAS, Executive, the Bank, and the Company previously entered into that certain Change in Control Severance Agreement, dated as of December 9, 2017 (the “Prior Agreement”); and
WHEREAS, Executive, the Bank, and the Company desire to enter into an agreement setting forth the updated terms and conditions of payments due to Executive in the event of a Change in Control and the related rights and obligations of each of the parties.
NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
1. Term of Agreement.
This Agreement shall commence on the Effective Date and shall terminate upon the earlier to occur of: (i) the date of Executive’s termination of employment (the “Termination Date”) with the Company or the Bank for any reason other than a Qualifying Termination (as defined in Section 4) whether prior to or following the consummation of a Change in Control, and (ii) the expiration of the Post-CIC Period (as defined in Section 4) with respect to the first Change in Control to occur after the Effective Date; provided, however, that if Executive incurs a Qualifying Termination during such Post-CIC Period, this Agreement shall continue in full force and effect until such time as all obligations of the Company and the Bank hereunder have been fulfilled and all benefits required hereunder have been paid or provided to Executive.
2. Accrued Compensation.
If Executive’s employment is terminated for any reason during the term of this Agreement, the Bank shall pay or provide to Executive (or Executive’s beneficiary or estate, as applicable), the Accrued Compensation.  For purposes of this Agreement, “Accrued Compensation” shall mean all amounts that have accrued to the benefit of Executive through his or her termination of employment but have not been paid including: (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company, the Bank or any of its subsidiaries or affiliates during the period ending on the Termination Date, and (iii) vacation and sick leave pay (to the extent provided by Bank policy or applicable law), with all amounts owed to Executive under each of (i), (ii), and (iii) payable in a single lump sum cash payment no later than the Bank’s first regularly scheduled payroll date after the Termination Date (unless required to be paid earlier by applicable law), and (iv) any amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any other contract or agreement with, the Company or the Bank at or subsequent to the Termination Date, payable in accordance with such plan, policy, practice, or program, contract, or agreement.

3. Change in Control Severance Benefits.
(a) During the period of time from the date of execution of an agreement to effect a Change in Control and up until the day immediately prior to the Date of the Change in Control (the “Pre-CIC Period”) and from the Date of the Change in Control through the date that is two (2) years after the Date of the Change in Control (the “Post-CIC Period”), if Executive experiences a Qualifying Termination, then subject to the terms of this Agreement and Executive’s continued compliance with Sections 7, 8 and 9, in addition to the Accrued Compensation, but in lieu of any other severance or payments or benefits Executive may be entitled to under any agreement or arrangement:
(i) The Bank shall pay to Executive a lump sum cash payment in an amount equal to (A) 1x, multiplied by (B) the sum of Executive’s Base Salary and Average Bonus.
(ii) The Bank shall pay to Executive a lump sum cash payment in an amount equal to Executive’s Pro Rata Bonus.
(iii) In addition, for a period of 18 months following the Termination Date, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of health care insurance under the same terms and conditions Executive received such coverage prior to the Termination Date, or if the Company or the Bank cannot provide such benefits under the terms of the plans or contracts, the Company or the Bank shall pay to Executive, in monthly installments during such periods, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits), not to exceed 125% of the cost to the Company or the Bank of obtaining such benefits (or substantially similar benefits).
(iv) All outstanding, unvested equity or equity-based incentive awards with respect to the equity securities of the Company or any successor in connection with such Change in Control (including, without limitation, stock options, restricted stock, and restricted stock units) held by Executive (A) that are subject solely to time-based vesting requirements as of the Termination Date will vest in full as of the later of the date of the Qualifying Termination or as of immediately prior to the consummation of the Change in Control and (B) that are subject to performance-based vesting requirements, will vest in accordance with the award agreement governing such award.
(b) The Company’s or Bank’s obligation to pay or provide Executive the payments and benefits set forth in Section 3(a) (collectively, the “Severance Benefits”) shall be subject to, contingent upon, and in consideration of Executive’s execution and non-revocation of a general waiver and release of claims in a form satisfactory to the Company and the Bank (the “Release”) within sixty (60) days following the Termination Date (the “Release Consideration Period”), which Release shall, for the avoidance of doubt, include reaffirmation of the continuing obligations set forth in Sections 7, 8 and 9 below. Accordingly, the amounts provided for, if any, (i) in Sections 3(a)(i) and 3(a)(ii) shall be paid to Executive in a single lump sum cash payment on the first regularly scheduled payroll date following the effective date of the Release, provided that (A) if the Release Consideration Period crosses two calendar years, such payment shall be made no earlier than the second calendar year if necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and (B) such payment shall be made no later than March 15th of the calendar year that follows the calendar year that includes the Termination Date, and (ii) in Section 3(a)(iii) shall commence as the first regularly scheduled payroll date following the effective date of the Release, with reimbursement as of such date for costs that otherwise would have been covered by Section 3(a)(iii) had such benefits commenced as of the Termination Date.

(c) The Company’s or Bank’s obligation to pay or provide the Severance Benefits shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against Executive or others, except that Executive shall not be entitled to any Severance Benefits if Executive violates any of the restricted covenants set forth in Sections 7, 8 and 9, and the Company and/or the Bank shall be entitled to recoup any Severance Benefits already paid to Executive in the event of Executive’s violation of the restricted covenants in Sections 7, 8 and 9.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and except as set forth in Section 3(a)(iii), such amounts shall not be reduced whether or not Executive obtains other employment.
4. Definitions.
(a) “Average Bonus” means the average of the annual cash incentive bonuses paid to Executive with respect to the three (3) consecutive calendar years immediately prior to the calendar year in which the Termination Date occurs.  For purposes of calculating Average Bonus, (i) if Executive has been employed by the Bank for less than three (3) full calendar years, Executive’s Average Bonus shall be based on the number of full calendar years in which Executive was an employee of the Bank, (ii) if Executive has been employed by the Bank for less than a full calendar year, Executive’s Average Bonus shall be Executive’s target annual cash incentive bonus opportunity for such calendar year, and (iii) if the Termination Date is following the end of a calendar year but prior to payment of the annual cash incentive bonus for such calendar year, the annual cash incentive bonus deemed paid for such year shall be Executive’s target annual cash incentive bonus opportunity for such calendar year.
(b) “Base Salary” means (i) Executive’s then-current annual base salary, or (ii) for a Qualifying Termination during the Post-CIC Period, the higher of Executive’s then-current annual base salary and Executive’s annual base salary as of immediately prior to the Date of the Change in Control.  For purposes of calculating Base Salary, if Executive’s Qualifying Termination is for Good Reason as a result of a material reduction in his or her base salary, Base Salary shall be the annual base salary in effect as of immediately prior to such reduction.
(c) “Cause” means: (i) the willful failure by Executive to substantially perform his or her duties (other than a failure resulting from Executive’s incapacity because of physical or mental illness); (ii) the willful engaging by Executive in misconduct injurious to the Company or the Bank; (iii) the willful dishonesty or gross negligence of Executive in the performance of Executive’s duties; (iv) the breach of Executive’s fiduciary duty involving personal profit to the Company or the Bank; (v) the material violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority; (vi) conduct on the part of Executive which brings public discredit to the Company or the Bank; (vii) unlawful discrimination by Executive, including, harassment against the Company’s or the Bank’s employees, customers, business associates, contractors, or visitors; (viii) theft or abuse by Executive of the Company’s or the Bank’s property or the property of the Company’s or the Bank’s customers, employees, contractors, vendors, or business associates; (ix) willful failure of Executive to follow the good faith lawful instructions of the board of directors of the Company or the Bank with respect to its operations; (x) the direction or recommendation of a state or federal bank regulatory authority to remove Executive’s position with the Company and/or the Bank; (xi) any final removal or prohibition order to which Executive is subject by a federal banking agency pursuant to Sections 8(e) and 8(g) of the Federal Deposit Insurance Act; (xii) Executive’s conviction of or plea of guilty or nolo contendere to a felony, crime of falsehood, or a crime involving moral turpitude, or the actual incarceration of Executive; (xiii) any act of fraud or misappropriation; (xiv) willful insubordination in the course of Executive’s employment with the Company or the Bank; (xv) willful misrepresentation of a material fact, or omission of information necessary to make the information supplied not materially misleading, in an application or other information provided by Executive to the Company or the Bank or any representative of the Company or the Bank in connection with Executive’s employment with the Company or the Bank; (xvi) the existence of any material conflict between the interests of the Company or the Bank and Executive, that Executive is aware of, that is not disclosed in writing by Executive to the Company or the Bank and approved in writing by the board of directors of the Company or the Bank; (xvii) Executive takes action that is clearly contrary to the best interest of the Company or the Bank; or (xviii) Executive’s material violation of any written agreement with the Company or Bank or any material violation of any Company or Bank written policy or code of conduct.

In the case of a failure to comply or breach as described in subsections (i), (ii), (iii), (v), (vi), (ix), (xii), (xvi), (xvii), or (xviii) above during the Post-CIC Period, if such failure to comply or breach is capable of being cured (as determined by the Company or the Bank, in their sole discretion), Executive shall be given thirty (30) days from the date Executive is notified in writing of such failure or breach in which to cure such failure or breach before the Company or the Bank may terminate Executive’s employment for Cause.
(d) “Change in Control” shall have the meaning ascribed in the Company’s 2016 Equity Incentive Plan, as amended from time to time, or any successor plan.
(e) “Date of the Change in Control” shall mean the date on which the consummation of a Change in Control occurs.
(f) “Good Reason” means, without Executive’s express prior written consent, the occurrence of any of the following events:
(i) a material diminution in Executive’s authority, duties, or responsibilities (excluding any change in Executive’s title) with the Company or the Bank as in effect immediately prior to the Change in Control (including, without limitation, a material adverse change in Executive’s reporting relationship after the Change in Control, as a result of the Company’s stock ceasing to be publicly traded, of the Company’s becoming a subsidiary of another entity, or otherwise);
(ii) a material diminution in Executive’s annual base salary or target bonus opportunity;
(iii) a material diminution in the budget over which Executive retains authority;
(iv) any requirement that Executive be based more than fifty (50) miles from the location where Executive is based as of immediately prior to the Change in Control (excluding reasonable business travel to the extent substantially consistent with Executive’s authority, duties, or responsibilities with the Company or Bank prior to the Change in Control);
(v) the failure of the Company or Bank to obtain the assumption agreement from any successor as contemplated in Section 11 or any other material breach of this Agreement (or other material agreement between the Company or Bank and Executive);
provided, however, that Good Reason shall not exist unless (A) Executive provides written notice to the Company or Bank within sixty (60) days following the initial occurrence of any of the events described in clauses (i)-(v); (B) the Company or Bank fails to cure the event or circumstances within thirty (30) days after receipt of such notice (the “Good Reason cure period”); and (C) if not cured, Executive’s termination of employment is effective within thirty (30) days following the end of the Good Reason cure period.

(g) “Pro Rata Bonus” means (i) the annual cash incentive bonus that was paid to Executive with respect to the calendar year prior to the calendar year in which the Termination Date occurs (provided, if Executive has been employed by the Bank for less than a full calendar year or if the Termination Date is following the end of a calendar year but prior to payment of the annual cash incentive bonus for such calendar year, the annual cash incentive bonus deemed paid shall be Executive’s target annual cash incentive bonus opportunity), multiplied by (ii) a fraction, the numerator of which is the number of days from the first day of the performance period applicable to such annual cash incentive bonus to and including the Termination Date, and the denominator of which is the total number of days in such performance period.
(h) “Qualifying Termination” means: (i) during the Pre-CIC Period, a termination of Executive’s employment by the Company or the Bank without Cause and (ii) during the Post-CIC Period, a termination of Executive’s employment (A) by the Company or the Bank without Cause or (B) by Executive for Good Reason.  In no event shall a Qualifying Termination include a termination of  Executive’s employment (1) by the Company or the Bank for Cause, (2) by Executive for any reason other than Good Reason, or (3) on account of retirement, death or disability.
5. Source of Payments.
The Bank shall make all payments provided for under this Agreement.  The Company, however, unconditionally guarantees all amounts and benefits due to Executive, and if the Bank does not timely pay or provide such amounts and benefits, the Company shall pay or provide such amounts and benefits.
6. Withholding.
The Company or the Bank shall have the authority and right to withhold an amount sufficient to satisfy federal, state and local taxes or other deductions required by applicable law to be withheld with respect to any payments or benefits under this Agreement.
7. Restrictive Covenants.
(a) Generally.  Executive understands and agrees that Executive will occupy a position of trust and confidence with respect to the Company’s business affairs and the business affairs of the Bank and each of their respective affiliates (the “Affiliates”), and Executive will be privy to non-public information relating to the Company, the Bank and the Affiliates, including Confidential Information, as defined herein.  In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees to comply with the restrictive covenants set forth in this Agreement and any other agreement with the Company, the Bank or the Affiliates, which such covenants are additional and not alternative to the restrictive covenants herein, and are not superseded by this Agreement.  Without limiting the foregoing obligations, Executive agrees to the following subsections of this Section 7 and the other restrictive covenants in this Agreement.  The restrictive covenants set forth in this Section 7 apply during Executive’s employment with the Company, the Bank and/or the Affiliates, and during the Non-Solicitation Restricted Period or the Non-Competition Restricted Period (as applicable).  The “Non-Competition Restricted Period” shall mean the period beginning on the Effective Date and ending twelve (12) months following the Termination Date (regardless of the reason for Executive’s termination).  The “Non-Solicitation Restricted Period” shall mean the period beginning on the Effective Date and ending eighteen (18) months following the Termination Date (regardless of the reason for Executive’s termination).  If Executive violates the terms of any of the restrictions set forth in this Section 7, the Non-Solicitation Restricted Period or Non-Competition Restricted Period (as applicable) shall automatically be extended by the period Executive was in violation.

(b) Non-Competition.  During the Non-Competition Restricted Period, Executive shall not, without prior written approval of the Company or the Bank, directly or indirectly engage in, have any equity interest in, manage, operate, control, work for, provide services to, be employed by, advise, assist, or take similar action in connection with, any person, firm, corporation, partnership, business, other entity, or business enterprise (whether as director, officer, employee, agent, representative, partner, security holder, consultant, advisor, or otherwise, including advising industry groups or organizations that contain competitors or potential competitors), in any county in the United States in which a branch or office of the Company or the Bank is located or within a seventy-five (75) mile radius of any branch or office of the Company or the Bank, that engages, in a manner and to an extent materially competitive with the Company, or the Bank, in any aspect of the Company’s or the Bank’s business as conducted during the two (2) year period immediately prior to the Termination Date (each, a “Competing Business”), where Executive’s action or involvement relates to the activities and services Executive provided during Executive’s employment with the Company, the Bank and/or the Affiliates, or involves Executive’s knowledge of Confidential Information; provided that the foregoing shall not limit Executive from making passive investments of less than five percent (5%) of the outstanding equity securities in any entity listed for trading on a national stock exchange or quoted on any recognized automatic quotation system, so long as Executive is not a controlling person of, or a member of a group that controls, such entity.  For purposes of this Agreement, it is understood and agreed that the Company’s business currently includes banking and financial services, including bank holding companies, and a business that engages in similar activities is a Competing Business.  The Company, the Bank and Executive understand and acknowledge that the scope and nature of the Company’s and the Bank’s business, products, and services may change over time, and the scope of this provision will change to cover any changes in the Company’s and the Bank’s business, products, or services during Executive’s employment.
(c) Non-Solicitation of Customers, Vendors, Suppliers, and Investors.  During the Non-Solicitation Restricted Period, Executive shall not, without prior approval of the Company or the Bank, on behalf of Executive or any other individual or entity, directly or indirectly solicit or encourage any person or entity who is a customer, client, vendor, supplier, or investor of the Company, the Bank or the Affiliates (or that the Company, the Bank or the Affiliates were pursuing as a potential customer, client, vendor, supplier, or investor within the twelve (12) months prior to Executive’s action) and with whom Executive, in connection with Executive’s employment with the Company or the Bank, had contact or about whom Executive gained Confidential Information to: (i) terminate, reduce, or alter in a manner adverse to the Company, the Bank or the Affiliates any existing business arrangement with the Company, the Bank, or the Affiliates; (ii) transfer existing business from the Company, the Bank or the Affiliates to any other person; (iii) obtain from a person or entity other than the Company, the Bank or the Affiliates the same or similar services or products as provided by the Company, the Bank or the Affiliates; or (iv) invest in or purchase a Competing Business.
(d) Non-Solicitation of Employees, Consultants, and Advisors.  During the Non-Solicitation Restricted Period, Executive shall not, without prior approval of the Company or the Bank, on behalf of Executive or any other individual or entity, directly or indirectly solicit or encourage any individual who is employed by the Company, the Bank or the Affiliates or engaged by the Company, the Bank or the Affiliates as a consultant or advisor or similar role (or who was so employed or engaged within twelve (12) months prior to Executive’s action) to: (i) terminate or refrain from continuing such employment or engagement; (ii) become employed by or enter into a consultancy or similar relationship with any individual or entity other than the Company, the Bank or the Affiliates; or (iii) take any other action that Executive would be prohibited from taking, provided that the foregoing shall not prohibit general solicitations which are not targeted at the Company, the Bank or the Affiliates or any employee/consultant or group of employees/consultants thereof.

8. Non-Disclosure of Proprietary Information.
(a) Except as required in the faithful performance of Executive’s duties as an Executive of the Company, the Bank or the Affiliates, or except as provided below, Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly, or otherwise use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity other than the Company, the Bank, or the Affiliates, any confidential or proprietary information of or relating to the Company, the Bank or the Affiliates, including, without limitation, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company, the Bank or the Affiliates (“Confidential Information”), or deliver to any person, firm, corporation, or other entity any document, record, notebook, computer program, or similar repository of or containing any such Confidential Information. Confidential Information also includes confidential information of third parties to which the Company, the Bank, or the Affiliates have confidentiality obligations and use restrictions.   The parties hereby stipulate and agree that, as between them, the foregoing matters are important, material and affect the successful conduct of the businesses of the Company, the Bank and/or the Affiliates (and any successor or assignee of the Company, the Bank and/or the Affiliates).  Executive acknowledges that all Confidential Information is specialized, unique in nature, and of great value to the Company, the Bank and/or the Affiliates and that such Confidential Information gives the Company, the Bank and/or the Affiliates a competitive advantage. Executive agrees that Executive obtains no title to any Confidential Information, and that as between Executive on the one hand, and the Company, the Bank, and the Affiliates on the other, Confidential Information is property of the Company, the Bank and the Affiliates.  Upon termination of Executive’s employment for any reason, or at the Company’s or the Bank’s request, Executive will promptly deliver to the Company and/or the Bank any and all (a) Confidential Information and (b) physical property of the Company, the Bank or the Affiliates that Executive received in connection with Executive’s employment, including, without limitation, credit cards, passes, door and file keys, and computer hardware and software existing in tangible form.  After returning all Confidential Information pursuant to the foregoing sentence, Executive shall destroy all electronic copies of such information and, if required by the Company or the Bank, certify such destruction to the Company or the Bank in writing.  Notwithstanding the foregoing, Executive may retain documents solely relating to Executive’s personal compensation and benefits.
(b) Executive agrees and covenants (i) to comply with all security policies and procedures of the Company, the Bank or the Affiliates as in force from time to time, including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company, Bank and Affiliate facilities, resources and communication technologies (collectively, the “Facilities and Information Technology and Access Resources”); (ii) not to access or use any Facilities and Information Technology and Access Resources (except as authorized by the Company and/or the Bank); and (iii) not to access or use any Facilities and Information Technology and Access Resources in any manner after Executive’s employment with the Company and/or the Bank terminates for any reason.  Executive agrees to notify the Company and/or the Bank promptly in the event that Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology and Access Resources or other Company, Bank or Affiliate property or materials by others.

(c) Notwithstanding anything in this Agreement, Executive may (i) disclose Confidential Information that Executive is specifically required by court order, subpoena, or law to disclose, but agrees to provide to the Company, the Bank and/or the Affiliates immediate written notice of any legal process or request to disclose and the nature of the process/request, and to disclose only that portion of Confidential Information that is legally required to be disclosed; (ii) report possible violations of law to a government agency or entity or self-regulatory organization or cooperate with such agency or entity or organization; or (iii) make whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law.
(d) Executive understands that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
9. Ownership and Assignment of Property.
(a) Assignment of Works. As between the Company and the Bank on the one hand, and Executive on the other, Executive agrees that all right, title, and interest in and to any and all Confidential Information, copyrightable material, notes, records, data, specifications, drawings, designs, logos, inventions, improvements, developments, discoveries, whether or not patentable, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Executive, solely or in collaboration with others, in connection with Executive’s employment by the Company or the Bank or services provided to the Company or the Bank, including that (i) relate to or would be beneficial to the Company’s or the Bank’s businesses, products, or services, or (iii) were developed within the scope of or during the performance of Executive’s work for the Company or the Bank, or (iii) with the use of the Company’s or the Bank’s equipment, supplies, facilities, or Confidential Information, and any copyrights, patents, trade secrets, mask work rights, or other intellectual or proprietary property rights relating to or derived from the foregoing, except as provided in Section 9(f) (collectively, “Works”), are the sole property of the Company, the Bank and the Affiliates.  Executive agrees to promptly make full written disclosure to the Company and the Bank of any and all Works, and Executive hereby irrevocably and unconditionally assign fully to the Company and the Bank all of Executive’s right, title, and interest in and to Works, and Executive agrees to execute and deliver to the Company and the Bank specific assignments and take any action that the Company or the Bank deems necessary pursuant to Section 9(d) to enable the Company and the Bank to secure patents, register copyrights, or otherwise secure its proprietary rights in any Works. Executive agrees that this assignment includes a present conveyance to the Company and the Bank of ownership of Works that are not yet in existence. Executive further acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with or services provided to the Company or the Bank and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Works is within the Company’s and the Bank’s sole discretion and for the Company’s and the Bank’s sole benefit, and that no royalty or other consideration will be due to Executive as a result of the Company’s or the Bank’s efforts to commercialize or market any such Works.

(b) Pre-Existing Materials. Executive will inform the Company or the Bank in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Executive or in which Executive has an interest prior to, or separate from, Executive’s employment, including, without limitation, any such inventions that are not assignable under the law of a state where Executive works (“Prior Works”) into any Work or otherwise utilizing any such Prior Work in the course of Executive’s employment with the Company or the Bank, and Executive hereby grants the Company and the Bank a nonexclusive, fully paid-up, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize one or more tiers of sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Works, without restriction, including, without limitation, as part of or in connection with such Work, and to practice any method related thereto. Executive will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Work without the Company’s or the Bank’s prior written permission. Executive has attached hereto on Exhibit A a list describing all Prior Works or, if no such list is attached, Executive represents and warrants that there are no such Prior Works. Furthermore, Executive represents and warrants that if any Prior Works are included on Exhibit A, they will not materially affect Executive’s ability to perform all obligations under this Agreement.
(c) Moral Rights. Any assignment to the Company or the Bank of Works includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
(d) Further Assurances. Executive agrees to assist the Company and the Bank, or their designees, in every proper way to secure the Company’s and the Bank’s rights in the Works in any and all countries, including the disclosure to the Company and the Bank of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company and the Bank, their successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Works, and, at the Company’s and the Bank’s expense, testifying in a suit or other proceeding relating to such Works.  Executive further agrees that his or her obligations under this Section 9(d) shall continue after the termination of this Agreement.
(e) Attorney-in-Fact. Executive agrees that, if the Company or the Bank are unable because of Executive’s unavailability, mental or physical incapacity, or for any other reason to secure Executive’s signature with respect to any Works, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Works assigned to the Company, then Executive hereby irrevocably designates and appoints the Company and the Bank and their duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Works to further the prosecution and issuance of patents, copyright, and mask work registrations with the same legal force and effect as if executed by Executive. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.

(f) Exception to Assignments. Executive understands that Executive is not obligated to assign any Work that is not assignable under the law of a state where Executive works. Executive will advise the Company promptly in writing of any Works that Executive believes are not assignable under the law of a state where Executive works.
10. Effect on Prior Agreements and Existing Benefit Plans.
This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank, the Company, and Executive regarding the subject matter of this Agreement (including the Prior Agreement), except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or the Company or shall impose on the Bank or the Company any obligation to employ or retain Executive in its employ for any period.
11. No Attachment.
(a) Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.
(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Company and their respective successors and assigns.  Additionally, the Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place
12. Modification and Waiver.
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
13. Severability.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with the applicable law, continue in full force and effect.

14. Headings for Reference Only.
The headings of sections and paragraphs are included in this Agreement solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  In addition, references to the masculine in this Agreement shall apply to both the masculine and the feminine.
15. Governing Law.
Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law of that state.
16. Arbitration.
The Company, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Therefore, each party agrees that, to the fullest extent permitted by law, all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Williamsport, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s Employment Arbitration Rules and Mediation Procedures or other applicable rules then in effect (“Rules”). The Company, the Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  The Company, the Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The arbitration proceeding and all filing, testimony, documents, and information, relating to or presented during the evaluation proceeding, shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, the Company, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.  While each Party shall be required to split any Association costs and incur their own legal fees (to the fullest extent permissible by applicable law), the Arbitrator or the Court (whichever is applicable) may, in its discretion, award the prevailing party in a dispute reasonable counsel fees not to exceed $25,000.
17. Section 280G.
Notwithstanding any provision of this Agreement to the contrary, in the event it shall be determined that, in connection with a Change in Control, any payment, benefit, or acceleration of vesting to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (“Potential Parachute Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, including any regulations adopted thereunder or any similar tax payable under any U.S. federal, state, local, foreign or other applicable law (“Excise Taxes”), then the Potential Parachute Payments shall be reduced to an amount that is one dollar less than the largest amount that would not give rise to such excise tax (the “Reduced Amount”) if and only if such Reduced Amount would be greater than the net after-tax proceeds (taking into account both the Excise Taxes and any interest or penalties payable by Executive with respect thereto) of the unreduced Potential Parachute Payments payable to Executive. If any Potential Parachute Payments are required to be reduced pursuant to this section, such reduction shall be made in accordance with Section 409A and the following: (i) the Potential Parachute Payments which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (ii) all other Potential Parachute Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

18. Section 409A.
This Agreement is intended either to be exempt from or to comply with the requirements of Section 409A and shall be interpreted and construed consistently with such intent.  Without limiting the foregoing, all payments and benefits provided under this Agreement are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and for this purpose, each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), the Company, Bank and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company, Bank or any of its subsidiaries or affiliates, or any of their respective directors, officers, employees, designees, or agents be responsible for any 409A Penalties (or any related taxes, interest, penalties, costs, or damages) imposed on Executive that arise in connection with any amounts payable under this Agreement. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, then if Executive is a “specified employee,” as defined in Section 409A, as of the termination of employment, then to the extent any amount payable under this Agreement is payable upon Executive’s separation from service, within the meaning of Section 409A, and under the terms of this Agreement would be payable prior to the six (6)-month anniversary of Executive’s termination of employment, such payment, without interest, shall be delayed until the earlier of (A) the date immediately following the six (6)-month anniversary of the termination of employment or (B) the date of Executive’s death.
19. Survival of Provisions.
Executive’s obligations contained in Sections 7, 8 and 9 shall survive the termination or expiration of Executive’s employment with the Company or the Bank and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court, arbitrator or other adjudicator of competent jurisdiction that any restriction in Sections 7, 8 and 9, is excessive with respect to geographic area, duration, or scope or is otherwise unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court, arbitrator, or adjudicator to render it enforceable to the maximum extent permitted by applicable law.  In the event that modification is not possible, then Executive and the Company and/or the Bank agree that, because each of Executive’s obligations in Sections 7, 8 and 9 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

20. Miscellaneous.
In the event any of the foregoing provisions of this Section 20 are in conflict with the terms of this Agreement, this Section 20 shall prevail. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

ATTEST:	FIRST CITIZENS COMMUNITY BANK
/s/ Gina Marie Boor	/s/ Randall E. Black
Gina Marie Boor	Randall E. Black
Corporate Secretary	CEO & President

ATTEST:	CITIZENS FINANCIAL SERVICES, INC. (Guarantor)
/s/ Gina Marie Boor	/s/ Randall E. Black
Gina Marie Boor	Randall E. Black
Corporate Secretary	CEO & President

ATTEST:	EXECUTIVE
/s/ Gina Marie Boor	/s/ David Z. Richards, Jr.
Gina Marie Boor	David Z. Richards, Jr.
Corporate Secretary	SEVP, Director of Emerging Markets